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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We hereby consent to the inclusion in this registration statement on Form S-1 (Registration No. 333-145351) of Sigma Designs, Inc. of our report dated April 20, 2007, with respect to the consolidated balance sheets of Sigma Designs, Inc. and subsidiaries as of February 3, 2007 and January 28, 2006, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the fiscal years in the three-year period ended February 3, 2007, and related financial statement schedule. We also consent to the reference to our firm under the heading "Experts" in this registration statement.

/s/  ARMANINO MCKENNA LLP
San Ramon, California
September 14, 2007

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM